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                                                                     Exhibit 5.1

[LETTERHEAD OF MILBERG WEISS]

                                                                  April 19, 2006

Conolog Corporation
5 Columbia Road
Sommerville, New Jersey  08876



     Re: Conolog Corporation

Ladies and Gentlemen:

         We have acted as Counsel to Conolog Corporation, a Delaware corporation, in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of the Registration Statement on Form SB-2, SEC file No. 333-133208 (the "Registration Statement"), relating to the proposed sale by the selling shareholders listed therein (the "Selling Shareholders") of 2,950,000 shares of the Company's common stock (the "Common Stock").

         We have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such Company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed herein. Based upon the foregoing and such examination of the law as we have deemed necessary, we are of the opinion that the Common Stock to be offered by the Selling Shareholders when sold under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

         The opinions we express herein are limited to matters involving the Delaware corporate law and the federal laws of the United States and are further expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise as to any other mattes relating to the Company or the Common Stock.

         We consent to the use of this letter as an exhibit to the Registration Statement.





                                          Very truly yours,

                                          Milberg Weiss Bershad & Sculman LLP